EXHIBIT 10.31
CONSULTING AGREEMENT
          This Consulting Agreement (the “Agreement”) is made and entered into this 14th day of November, 2009, by and between American Pacific Corporation, a Delaware corporation having its principal place of business at 3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada 89169 (the “Company”), and Discovery Partners International LLC, a Virginia limited liability company having its principal place of business at 1818 South Lynn Street, Arlington, Virginia 22202 (the “Consultant”).
RECITALS:
               A.     The Company, through its subsidiaries, is engaged in the manufacture of specialty chemicals, including perchlorate chemicals, sodium azide and Halotron fire suppression agents, and is engaged in the design and manufacture of environmental protection products, the manufacture of in-space propulsion components, and the development, scaling up and production of active pharmaceutical ingredients and intermediates for the pharmaceutical industry.
               B.     The Consultant provides strategic thinking, risk management and decision support to the aerospace industry and its Managing Partner, William F. Readdy, was employed by NASA and currently is a member of the board of directors of the Company.
               C.     The Consultant is willing to agree to provide consulting services to the Company, upon the terms and conditions set forth in this Agreement.
               Now, therefore, in consideration of promises and agreements herein contained, and intending to be legally bound, the Company and the Consultant agree as follows:
Provision of Consulting Services. The Company and the Consultant agree that, for a term commencing on the Commencement Date and continuing thereafter throughout the period of time provided in this Agreement, the Company may retain the Consultant to provide, and the Consultant will provide upon request, consulting services to or for the Company on an as-needed and as requested by the Company basis. The persons authorized to request on behalf of the Company the performance of such consulting services are Joseph Carleone, and Robert Huebner. The Consultant shall deliver to the Company any materials, work product and other deliverables resulting from or required by the services provided by the Consultant hereunder, including any such deliverables agreed by the parties to be provided. The Consultant shall deliver the deliverables when and as agreed by the parties. Upon delivery to the Company of any deliverables, the Company shall have the opportunity to review such deliverables and report to the Consultant the results of the review and the Consultant shall make changes reasonably requested by the Company within a reasonable time period from the Company’s request. The process of review described in this Section shall continue until the Company accepts the deliverables. During performance of the services provided under this Agreement, the Consultant shall, from time to time as requested by the Company, provide the Company with copies of or access to drafts, work in progress and other materials relating to such services.

Scope of Services. After the Commencement Date, the Consultant will provide from time to time such consulting services to the Company as the Company may request, and that the Consultant shall be willing and able to provide. The Consultant shall provide the services agreed to by the parties. The Consultant shall at all times perform its duties and discharge its responsibilities under this Agreement diligently and conscientiously, and to the best of its ability, and shall direct its best efforts to further and maximize the business and interests of the Company and its stockholders, in accordance with sound business practices and applicable laws and regulations. The Consultant shall render the services in a timely and professional manner consistent with industry standards and in accordance with this Agreement. The Consultant may not subcontract or otherwise delegate its obligations under this Agreement without the Company’s prior written consent. Subject to compliance with the Consultant’s obligations hereunder, the Consultant shall retain the sole control and discretion to determine the methods by which the Consultant performs the services and the places at which, the equipment and supplies with which, and the hours during which such services are to be rendered.
Conflicts of Interest. The Consultant agrees for itself and all affiliates and employees that, during the term of this Agreement, it and its affiliates and employees shall not act in any advisory or other capacity for any individual, firm, association or corporation other than the Company in matters in any way pertaining to any business or undertaking in any way similar to or competitive with the business or activities of the Company.
Commencement of Consulting Services. This Agreement will become effective, and the provision of consulting services to be provided by the Consultant hereunder will commence, on the date first set forth above (the “Commencement Date”).
Term and Termination of Agreement. This Agreement shall have a term of two years (2) years from the Commencement Date and the Consultant’s service as a consultant, hereunder shall terminate on the second anniversary of the Commencement Date, or earlier, upon the first to occur of the following events:
The Company’s written notice of its election to terminate the Consultant’s service as a consultant due to the material breach by the Consultant of any of the Consultant’s covenants under this Agreement, including, but not limited to, those covenants set forth in Sections 7 through 9 hereof; or
Written notice from the Consultant that the Consultant elects to discontinue its service as a consultant to the Company.
Compensation. In consideration of the services to be provided by the Consultant pursuant to this Agreement, the Company shall pay to the Consultant $2,500.00 per day for each full day of consulting service to or for the Company (for the avoidance of doubt, a “full day” shall constitute at least eight (8) hours of a calendar day of such service to or for the Company), or as otherwise agreed in writing by the parties, provided, however, that in no event shall the Company be obligated to, or otherwise pay, to Consultant aggregate compensation in any fiscal year of the Company equal to or in excess of $120,000 without the Company’s express prior written approval to the Consultant to provide such service in excess of such amount. It is expected that

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the Consultant will provide approximately three to four days of consulting service per month. Unless otherwise agreed by the parties, payment for consulting service to or for the Company, if reasonably satisfactory to the Company, shall be due thirty (30) days from receipt by the Company of the Consultant’s invoice therefor.
The Company shall reimburse the Consultant for all reasonable expenses of its employees incurred in connection with providing consulting services to the Company, such as economy travel to and from the Company’s offices or facilities, hotel, rental car, meals and other reasonable incidental business expenses.
The Consultant acknowledges and agrees that it shall be the Consultant’s obligation to report as income all compensation received by the Consultant pursuant to this Agreement and to pay any withholding taxes, self-employment taxes, and social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to the Consultant by the Company. The Consultant shall indemnify, hold harmless and, at the Company’s discretion, defend the Company against any and all liability related thereto, including, without limitation, any taxes, penalties and interest the Company may be required to pay as a result of the Consultant’s failure to report such compensation or make such payments.
Noncompetition. The Consultant shall not at any time during the period of the Consultant’s service to the Company as a consultant or for a period of two years thereafter render any services, directly or indirectly for any Competitor (as defined below) of the Company.
The Consultant shall not, at any time during the period of the Consultant’s service to the Company as a consultant or for a period of two years thereafter, influence or attempt to influence, either directly or indirectly, any employee of the Company or of any affiliated entity to leave or terminate such individual’s employment with the Company or with any affiliate of the Company.
The Consultant shall not, at any time during the period of the Consultant’s service to the Company as a consultant or for a period of two years thereafter, influence or attempt to influence, either directly or indirectly, any customer or client of the Company or of any affiliated entity to discontinue purchasing or using the products or services of, or to cancel or fail to renew a contract with, the Company or any affiliate of the Company.
For purposes of this Agreement, the term “Competitor” shall mean any person, whether an individual or entity (including the Consultant), that at any time is directly or indirectly (for example, through an affiliated or controlled individual or entity) engaged in or about to engage in the manufacture of pharmaceutical active or intermediate products, perchlorate chemicals, sodium azide, fire suppression agents competitive with Halotron fire suppression agents, or environmental protection products competitive with those designed or manufactured by the Company or any of its subsidiaries.
The Consultant agrees and acknowledges that the breach by the Consultant of any of the provisions of this Section will cause the Company irreparable damage, that the remedy at law for

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any such breach could be inadequate, and that the Company, in addition to any other relief available to it, shall be entitled to appropriate temporary and permanent injunctive relief restraining the consultant from committing or continuing such breach, without the necessity of providing a bond or other security or of proving actual damages. The Consultant agrees to pay all costs and attorneys’ fees incurred by the Company in obtaining such injunctive or other relief.
Confidential Information.
The Consultant shall never, either during the period of the Consultant’s service to the Company as a consultant or thereafter, use or employ for any purpose or disclose to any other individual or entity any Confidential Information (as defined below). The Consultant acknowledges and agrees that all Confidential Information is proprietary to the Company, is extremely important to the Company’s business, and that the use by or disclosure of such Confidential Information to a Competitor could materially and adversely affect the Company, its business and its customers.
Upon any termination of the period of the Consultant’s service to the Company, the Consultant shall leave with or return immediately to the Company any and all records and any and all compositions, articles, devices and other similar or related items that disclose or contain any Confidential Information, including all copies or specimens thereof, whether in the Consultant’s possession or under the Consultant’s control, or whether prepared by the Consultant or by others. For purposes of this Agreement, the term “Company” shall refer to the Company and each of its subsidiaries, and to any other corporation or entity that is owned or controlled, directly or indirectly, by the Company or that is under common ownership or control with the Company. For purposes of this Agreement, the term “Confidential Information” shall mean information, ideas and materials in any form that are not generally known to the public that (i) relate to (A) the Company, including its customers, suppliers, vendors, employees, consultants, contractors and other persons with which the Company may have relationships (“Related Persons”), or (B) the Company’s past, present or future operations, processes, products or services, or to any research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, advertising, selling, leasing, financing or business methods or techniques (including without limitation customer lists, records of customer services, usages and requirements, sketches and diagrams of Company or customer facilities and like and similar information relating to actual or prospective customers) that is or may be related thereto, or (ii) the Consultant received from or are made accessible by the Company or its Related Persons (including its or their facilities or equipment). All information disclosed to the Consultant or to which the Consultant obtains access during any period of the Consultant’s service to the Company, whether pursuant to this Agreement or otherwise, or to which the Consultant obtains access by reason of any such service to the Company, that the Consultant has a reasonable basis to believe is or may be Confidential Information, shall be presumed for purposes of this Agreement to be Confidential Information.
The Consultant shall not breach any agreements to keep in confidence, or to refrain from using, the confidential or proprietary information, ideas or materials (including the trade secrets) of any third party, including another existing or former client or customer. The consultant shall not provide to the Company any information, ideas or materials of any third party, in the Work Product (as defined below) or otherwise, nor shall the Consultant use any such information, ideas

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or materials in its activities for the Company, without the prior written consent of the Company and such third party.
Inventions.
Immediately upon its discovery or completion, the Consultant shall promptly and fully disclose each Invention (as defined below) in writing to the Company. The Consultant shall make this disclosure regardless of whether an Invention is discovered, conceived or completed by the Consultant alone or jointly with others, and regardless of whether or not the Invention is discovered, conceived or completed in furtherance of the Consultant’s service to or for the Company, whether pursuant to this Agreement or otherwise, and regardless of whether or not the Invention was discovered, conceived or completed during normal working hours or on the premises of the Company.
The Consultant hereby irrevocably assigns and agrees to assign to the Company, without additional consideration, all right, title and interest in and to all work product and all of the Consultant’s right, title and interest in and to all Inventions, in each case whether currently existing or later developed, created, reduced to practice or prepared, including, without limitation, all intellectual property and proprietary rights related thereto, whether existing now or in the future. The Consultant hereby irrevocably assigns and agrees to assign to the Company, without additional consideration, all letters patent or copyrights or applications therefor at any time granted or made, whether in the United State of America or in any foreign nation, upon or with respect to any Invention. All Work Product and all intellectual property rights relating thereto, as well as all Inventions to the extent assigned hereunder, shall be the sole property of the Company, with the Company having the right to obtain and hold in its own name all such Work Product and intellectual property rights and other Inventions. Such ownership and assignment shall be effective immediately upon the development, creation, conception, reduction to practice or preparation of the Work Product or intellectual property rights.
The Consultant shall from time to time execute, acknowledge and deliver promptly to the Company (without charge to the Company but at the expense of the Company) such written instruments and documents, and shall take such other and further action with respect to any invention, as may be necessary or desirable in order to enable the Company to obtain and maintain patents and/or copyrights therein, or to vest the entire right title and interest thereto in the Company.
The Consultant shall not assert any rights under any Inventions as having been made or acquired by the Consultant prior to the commencement of the Consultant’s service to the Company. For purposes of this Agreement, the term “Inventions” means discoveries, developments, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship (including computer software), whether or not patentable or copyrightable: (i) that are or may be related to the manufacture of perchlorate chemicals, sodium azide, fire suppression agents competitive with Halotron fire suppression agents, active pharmaceutical ingredients and intermediates for the pharmaceutical industry, or environmental protection products competitive with those designed or manufactured by the Company and its subsidiaries, or to any research, development, manufacture, purchasing, accounting, engineering,

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marketing, merchandising, advertising, selling, leasing, financing or business methods or techniques or any improvements to any of the foregoing; (ii) that relate to the Company’s actual or demonstrably anticipated research or development with respect to any of the foregoing; (iii) that result from any services at any time performed by the Consultant for the Company, whether pursuant to this Agreement or otherwise; (iv) for which equipment, supplies, facilities or trade secret information of the Company is used; or (v) that are developed on any Company time with respect to any activity referred to above. For purposes of this Agreement, the term “Inventions” shall include all “Work Product” which shall mean all materials, information and ideas (including, without limitation, documentation, reports and other copyrightable works) that are delivered or made available to the Company, or are developed, created, conceived, reduced to practice or prepared by or for the Consultant (alone or with others), (a) during the term of this Agreement (whether or not during regular business hours) in connection with the services rendered by the Consultant to the Company, or (b) if based on Confidential Information or derived or resulting from any Work Product, during the term or after termination of this Agreement.
Survivial. The Consultant’s obligations set forth in Sections 7 through 9 hereof shall survive the expiration or other termination of this Agreement and the period of the Consultant’s service to the Company.
Notices. Any notice permitted or required to be given pursuant to this Agreement shall deemed to have been given when appropriate notice thereof has been validly given or served in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the following address:

If to the Company or to any American Pacific Corporation subsidiary thereof:
3883 Howard Hughes Parkway, Suite 700,
Las Vegas, Nevada 89169

If to the Consultant, to:	The Consultant’s address as set forth on the signature page to this Agreement
Or to such other addresses as either party may hereafter designate to the other in writing pursuant to the terms of this Section.
Governing Law. This Agreement is made and entered into, and is executed and delivered, in Clark County, Nevada, and shall be construed and enforced in accordance with and shall be governed by the laws of the State of Nevada.
Entire Understanding. This Agreement constitutes the entire understanding and agreement between the Company and the Consultant with regard to all matters herein, and there are no other agreements, conditions, or representations, oral or written, expressed or implied, with regard thereto other than as referred to herein. This Agreement may be amended only in writing, signed by both parties hereto.

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Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision has not been contained herein.
Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, and successors. Neither party may assign any of its rights hereunder, except that the Company and any subsidiary thereof may assign its rights and delegate its duties hereunder to any entity that succeeds (whether by merger, purchase or otherwise) to all or substantially all of the assets or business of the Company or any subsidiary thereof, as applicable.
Consent to Jurisdiction. The Consultant agrees that any action or proceeding to enforce, or that arises out of, this Agreement may be commenced and maintained in the district courts of the State of Nevada, or in the United States District Court for the District of Nevada, and the Consultant hereby waives any objection to the jurisdiction of said courts in any litigation arising hereunder on the basis that such court is an inconvenient forum or otherwise.
Attorneys’ Fees. In the event that this Agreement is breached by either party, the breaching party shall be liable for all costs and attorneys’ fees incurred by the non-breaching party as a result of the breach or in enforcing the terms of this Agreement.
Representations and Warranties; Indemnification; Limitation of Liability. The Consultant represents, warrants and covenants that (a) the Consultant has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained, (b) the Work Product and the use and exploitation of such Work Product do not and will not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, and are not and shall not be defamatory or obscene, and (c) neither the Work Product nor any element thereof nor any intellectual property rights assigned hereunder shall be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments. The Consultant shall indemnify, hold harmless and, at the Company’s discretion, defend the Company against any and all claims that would, if true, constitute a breach of the foregoing representations, warranties and covenants and any related damages and other liability (including reasonable attorneys’ fees incurred by the Company in connection with the claims). To the extent permitted by applicable law: (i) in no event shall the Company be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if the Company has been advised of the possibility of such damages; and (ii) in no event shall the Company’s aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees payable by the Company hereunder.
Relationship of Parties. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; and the parties shall at all times be and remain independent contractors.

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Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever. Neither party shall have any obligation or duty to the other party except as expressly and specifically set forth herein, and no such obligation or duty shall be implied by or inferred from this Agreement or the conduct of the parties hereunder. The Consultant shall not be entitled to any of the benefits that, the Company may make available to its employees, such as group health, life, disability or worker’s compensation insurance, profit-sharing or retirement benefits, and the Company shall not withhold or make payments or contributions therefor or obtain such protection for the Consultant. The Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Consultant’s performance of services and receipt of fees under this Agreement.
Binding on Employees, Etc. The requirements of this Agreement, including, without limitation, the terms and conditions relating to confidentiality, deliverables, and ownership, assignment of Work Product and intellectual property rights, shall be (and Consultant shall cause such requirements to be) binding on any affiliates of the Consultants and on its and their owners, employees, contractors and consultants and any other persons who may assist the Consultant in the performance of the services hereunder.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.
          IN WITNESS WHEREOF, the parties thereto have executed this Agreement as of the day and year first above written.

“Company” American Pacific Corporation, a Delaware corporation
By:	/s/ Joseph Carleone
Title: President & COO

“Consultant” Discovery Partners International, LLC, a Virginia limited liability company
By:	/s/ William F. Readdy
Title: Managing Partner

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